BEAU DIETL & ASSOCIATES
One Penn Plaza – 50th Floor
New York, New York 10119

This License Agreement (this "Agreement") is made effective as of this 26 day of April, 2010 (the "Effective Date") by and between Beau Dietl & Associates, Inc. ("Licensor") and Document Capture Technologies ("Licensee") for the purpose of leasing the Licensed Area (hereinafter defined) in the building (the "Building") known as One Penn Plaza, New York, New York. Such license shall be on the following terms and conditions:

1. Licensed Area – The "Licensed Area" shall consist of a single office located on the 50th Floor of the Building. In addition to the Licensed Area, Licensee is hereby granted the non-exclusive right to use all bathrooms on the same floor as the Licensed Area serving the premises leased to Licensor and all passageways reasonably required for ingress and egress to the Licensed Area. Licensee shall be permitted access to the Licensed Area at all times, subject to all Building rules and all reasonable rules imposed by Licensor.

2. Term – The term of this license (the "Term") shall commence upon the Effective Date and shall expire (the "Expiration Date") on the earlier of (w) twenty-four (24) months of the date hereof, (x) the date of the sooner expiration or termination of the Lease, Sublease or Licensor's License, (y) the date that is ninety (90) days after written notice is given by Licensee to Licensor or by Licensor to Licensee electing to cancel this license, and (z) the date of the sooner termination of this license in accordance with law or the terms hereof by reason of Licensee's default hereunder or for any reason other than is described in clauses (w), (x) and (y) above, provided, however, Licensor shall not elect to terminate this agreement by reason of clause (y) above unless (i) Licensor requires the Licensed Area for its own business purposes, of which Licensor shall be the sole judge, or (ii) Licensor desires to surrender same to Landlord or to Landlord's designee.

3. License Fee – Upon execution of this License, Licensee shall pay Licensor the sum of Fifty Thousand Dollars ($50,000) (such fee, the "License Fee") for Licensee's use of the Licensed Area pursuant to this license and such amount shall appropriately be prorated for the full term of this agreement.

4. As Is – Licensee hereby accepts the Licensed Area in its "as is" condition as of the date hereof. Licensor has not made nor does it make any representations, warranties or promises with respect to the Building or the Licensed Area and Licensee agrees that Licensor does not have any obligation to perform any work or otherwise prepare all or any portion of the Licensed Area for Licensee's use other than providing internet connection and a telephone line.

5. Alterations – Licensee shall not make or cause to be made any alterations, installations, improvements, additions or other physical changes in, to or about the Licensed Area. However, Licensor understands and agrees that Licensee may install and use in the Licensed Area any of its trade fixtures, computers and other equipment required for the conduct of Licensee's business within the Licensed Area.

6. Services and Repairs – (a) It is understood and agreed that, except for the Basic Services (as hereinafter defined) Licensor shall not be required to provide any services to the Licensed Area, and that, except for the Basic Services, the only services to be provided to the Licensed Area are those actually provided by Landlord pursuant to the provisions of the Lease. The service supplied by Landlord as to which Licensee shall be entitled as part of the License Fee, shall include, but only to the extent actually supplied by Landlord, those services as to which a fee is paid by Licensor to Landlord or Tenant such as: electricity and elevator service. Except for the Basic Services, Licensor shall have no obligation to perform any repairs or restoration or take any other action with respect to the Licensed Area. Licensee shall not make any claim against Licensor for any damage which may arise, nor shall Licensee's obligations hereunder be diminished, by reason of (1) the failure of Landlord to keep, observe or perform any of its obligations pursuant to the Lease, or (ii) the acts or omissions of Landlord, its agents, contractors, servants, employees, invitees or licensees.

(b) Licensor shall, on a non-exclusive basis, supply to Licensee, in each case only to the extent that same are currently supplied to, made available to or utilized by Licensee within the Premises, the following service (such services are collectively referred to as the "Basic Services"):

i) general cleaning service to the Licensed Area (Licensor expressly reserves for itself the right to enter the Licensed Area at any time without liability to Licensee for the purposes of performing such maintenance, repairs and cleaning services);

ii) basic reception services on the 50th Floor for purpose of meeting/greeting business invitees of Licensee, but not for telephone answering or message taking service;

iii) conference rooms, subject to availability and prior booking rules imposed from time to time by Licensor; and

iv) basic pantry facilities, including coffee, tea, milk and the use of the refrigerator and microwave, if any.

7. Indemnity – Licensee shall indemnify and hold Licensor harmless against (i) all claims of whatever nature against Licensor arising from any act, omission or negligence by Licensee and (ii) all claims of whatever nature against Licensor arising from Licensee's breach of this license. Licensor is not responsible for any personal property of Licensee and Licensee shall be solely responsible to insure same.

8. Termination of License – If Licensor's License is terminated for any reason whatsoever, this license shall automatically terminate on the effective date of such termination without any liability to Licensor. Licensor shall use good faith reasonable efforts to provide Licensee with prompt notice of any such termination.

9. Assignment/Occupancy – Licensee shall not assign this license (whether by operation of law or otherwise) or permit the Licensed Area or any part thereof to be occupied or used by ant other person or entity.

10. License and Not a Lease – This Agreement is not to be construed as in any way granting to Licensee any interest in the Licensed Area. This Agreement merely grants to Licensee this license to enter upon and use the Licensed Area in accordance with the terms hereof and shall not be deemed to grant to Licensee a leasehold or other real property interest in all or any portion of the Licensed Area.

11. No Suit for Damages – In no event shall Licensee seek to obtain any judgment for damages against Licensor by reason of a default by Licensor hereunder; it being agreed that Licensee's sole remedy shall be to compel specific performance of Licensor's obligations hereunder.

12. End of Term – Upon the Expiration Date or earlier termination of the license, Licensee shall quit and surrender to Licensor the Licensed Area vacant, broom-clean, in good order and condition, ordinary wear and tear expected, and Licensee shall remove all of its property from the Licensed Area. Any property not so removed shall be deemed to have been abandoned and Licensor may dispose of the same and charge Licensee for the cost of disposing of the same.

13. Holdover – In the event Licensee remains in possession after the Term, Licensee shall pay an amount equal to five percent (5%) of the License Fee ($50,000) for each month or portion thereof that Licensee remains in the Licensed Area, and, in addition thereto, Licensee hereby indemnifies Licensor against all damages resulting from such delay in so surrendering the Licensed Area to Licensor.

Accepted and Agreed:

DOCUMENT CAPTURE TECHNOLOGIES:

By: ______________________
Title: CEO

Consented To:

BEAU DIETL & ASSOCIATES, INC.:

By: ______________________
Title: